Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The First Quarter Ended March 31, 2017

HOUSTON, April 27, 2017 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company") (NYSE: ICD) today reported financial results for the three months ended March 31, 2017.

First Quarter 2017 Highlights

  Net loss of $6.3 million, or $0.17 per share.
  Adjusted net loss, as defined below, of $5.3 million, or $0.14 per share.
  Adjusted EBITDA, as defined below, of $2.6 million.
  Fleet utilization of 91.7%.
  Revenue days of 1,073.
  Margin per day, excluding reactivation and construction costs, of $6,019 per day.
  Commencement of final 100 Series rig conversion, which will mobilize under a multi-year contract in the third quarter of 2017.
  Expansion of the Company's backlog by 66% to $70.6 million as of March 31, 2017.

In the first quarter of 2017, the Company reported revenues of $20.2 million, a net loss of $6.3 million, or $0.17 per share, an adjusted net loss (defined below) of $5.3 million, or $0.14 per share, and adjusted EBITDA (defined below) of $2.6 million. This compares to revenues of $18.0 million, a net loss of $10.4 million, or $0.28 per share, an adjusted net loss of $5.2 million, or $0.14 per share, and adjusted EBITDA of $2.6 million in the fourth quarter of 2016, and revenues of $22.5 million, a net loss of $0.4 million, or $0.02 per share, an adjusted net loss of $0.5 million, or $0.02 per share, and adjusted EBITDA of $7.4 million in the first quarter of 2016.

Chief Executive Officer Byron Dunn commented, "We currently have all 14 ShaleDriller® rigs contracted, a record for ICD, and are now focusing our efforts on completing the final two ShaleDriller rigs for which we have most of the long lead time items. We also continue to see gradual improvement in dayrates as the US fleet of pad optimal rigs reaches full utilization."

Quarterly Operational Results

In the first quarter of 2017, the Company's fleet operated at 91.7% utilization and recorded 1,073 revenue days compared to 78.2% utilization and 936 revenue days in the fourth quarter of 2016 and 86.4% utilization and 943 revenue days in the first quarter of 2016. Revenue days earned on a standby-without-crew basis were 69 in the first quarter of 2017, compared to 92 days in the fourth quarter of 2016 and 162 days in the first quarter of 2016. First quarter 2017 fully-burdened rig operating margins, excluding reactivation and construction costs, were $6,019 per day, compared to $7,543 per day in the fourth quarter of 2016 and $10,982 per day in the first quarter of 2016. Operating revenues in the first quarter of 2017 totaled $20.2 million, compared to $18.0 million in the fourth quarter of 2016 and $22.5 million in the first quarter of 2016. On a revenue-per-day basis, revenues were $17,949 per day in the first quarter of 2017, compared to $18,224 in the fourth quarter of 2016 and $22,571 in the first quarter of 2016. The decline in both revenue per day and margin per day reflected a smaller percentage of revenues being earned from higher-priced legacy contracts during the current quarter compared to prior periods.

Operating costs in the first quarter of 2017 totaled $14.9 million, compared to $12.1 million in the fourth quarter of 2016 and $12.6 million in the first quarter of 2016. First quarter 2017 operating costs included $0.7 million of reactivation costs and $0.2 million of rig construction costs. Fourth quarter 2016 operating costs included $0.9 million of reactivation costs and $0.2 million of rig construction costs. Fully-burdened operating costs, excluding reactivation and rig construction costs, were $11,930 per day in the first quarter of 2017, compared to $10,681 in the fourth quarter of 2016 and $11,589 in the first quarter of 2016. The sequential increase in costs per day related to a decrease in revenue days earned on a standby-without-crew basis, where revenue is recognized without an operating cost offset, as well as increased repair costs compared to the prior quarter. Excluding standby-without-crew days, the Company's first quarter 2017 fully-burdened operating costs would have been approximately $12,639 per day, with cash costs at the rig level approximating $10,840 per day.

Selling, general and administrative expenses in the first quarter of 2017 were $3.7 million (including $1.0 million of non-cash stock-based compensation), compared to $4.3 million (including $0.9 million of non-cash stock-based compensation) in the fourth quarter of 2016 and $3.6 million (including $1.2 million of non-cash stock-based compensation) in the first quarter of 2016. The sequential decrease in selling, general and administrative expenses compared to the fourth quarter of 2016 related primarily to a reduction in incentive compensation accruals and the impact of the Company's 2016 restructuring efforts, partially offset by increased payroll tax expense and costs associated with expanded training for new employees.

Drilling Operations Update

Since December 31, 2016, the Company has entered into six new term contracts with tenors ranging from six months to two years, including a multi-year contract for the Company's final rig conversion, which is scheduled for completion and mobilization during the third quarter of 2017. Subsequent to the first quarter, the Company extended an expiring term contract on a short-term, multi-well basis. As a result, all 14 of the Company's rigs, including its final rig conversion, are under contract.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures in the first quarter of 2017 were $8.6 million. The Company's capital expenditure budget for 2017 has been increased by $8.0 million to $22.0 million, principally relating to costs to complete the Company's final rig conversion.

At March 31, 2017, including the recently-signed multi-year contract for the Company's final rig conversion, the Company's backlog of revenues from contracts with original terms of six months or more was $70.6 million, compared to $42.5 million as of December 31, 2016. Approximately $52.4 million of this backlog is expected to be realized during the remainder of 2017.

As of March 31, 2017, the Company had drawn $36.6 million on its $85.0 million revolving credit facility and had net debt, excluding capital leases, of $29.3 million. The borrowing base under the Company's credit facility was $89.1 million as of March 31, 2017.

Conference Call Details

A conference call for investors will be held today, April 27, 2017, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's first quarter 2017 results. Hosting the call will be Byron A. Dunn, President and Chief Executive Officer, and Philip A. Choyce, Executive Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10104624. The replay will be available until May 4, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller® rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data) BALANCE SHEETS

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$ 7,288	$ 7,071
Accounts receivable, net	12,275	11,468
Inventories	2,458	2,336
Assets held for sale	3,915	3,915
Prepaid expenses and other current assets	4,090	3,102
Total current assets	30,026	27,892
Property, plant and equipment, net	274,553	273,188
Other long-term assets, net	870	1,027
Total assets	$ 305,449	$ 302,107
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 516	$ 441
Accounts payable	10,595	10,031
Accrued liabilities	5,272	7,821
Total current liabilities	16,383	18,293
Long-term debt (2)	37,078	26,078
Deferred income taxes	442	396
Other long-term liabilities	30	88
Total liabilities	53,933	44,855
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 38,028,832 and 37,831,723 shares issued, respectively; and 37,810,662 and 37,617,920 shares outstanding, respectively

	378	376
Additional paid-in capital	324,473	323,918
Accumulated deficit	(71,616)	(65,347)
Treasury stock, at cost, 218,170 and 213,803 shares, respectively	(1,719)	(1,695)
Total stockholders' equity	251,516	257,252
Total liabilities and stockholders' equity	$ 305,449	$ 302,107

(1)	Current portion of long-term debt relates to the current portion of vehicle capital lease obligations.

(2)

As of March 31, 2017, long-term debt includes $469K of long-term vehicle capital lease obligations.  As of December 31, 2016, long-term debt included $326K of long-term vehicle capital lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except per share amounts) STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		December 31,
	2017	2016	2016

Revenues	$ 20,236	$ 22,455	$ 17,988
Costs and expenses
Operating costs	14,898	12,567	12,066
Selling, general and administrative	3,718	3,621	4,276
Depreciation and amortization	6,256	5,825	6,157
Asset impairment, net of insurance recoveries	129	-	3,822
Loss (gain) on disposition of assets, net	828	(125)	1,354
Total cost and expenses	25,829	21,888	27,675
Operating (loss) income	(5,593)	567	(9,687)
Interest expense	(630)	(977)	(553)
Loss before income taxes	(6,223)	(410)	(10,240)
Income tax expense	46	4	135
Net loss	$ (6,269)	$ (414)	$ (10,375)

Loss per share:
Basic and Diluted	$ (0.17)	$ (0.02)	$ (0.28)

Weighted average number of common shares outstanding:
Basic and Diluted	37,546	24,015	37,461

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands) STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2017	2016

Cash flows from operating activities
Net loss	$(6,269)	$ (414)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	6,256	5,825
Asset impairment, net of insurance recoveries	129	-
Stock-based compensation	1,012	1,155
Loss (gain) on disposition of assets, net	828	(125)
Deferred income taxes	46	4
Amortization of deferred financing costs	125	152
Changes in operating assets and liabilities
Accounts receivable	(807)	3,807
Inventories	(75)	(47)
Prepaid expenses and other assets	(885)	(110)
Accounts payable and accrued liabilities	(1,780)	(3,026)
Net cash (used in) provided by operating activities	(1,420)	7,221

Cash flows from investing activities
Purchases of property, plant and equipment	(8,645)	(5,677)
Proceeds from the sale of assets	13	648
Net cash used in investing activities	(8,632)	(5,029)

Cash flows from financing activities
Borrowings under credit facility	13,457	26,949
Repayments under credit facility	(2,600)	(26,937)
Purchase of treasury stock	(24)	-
RSUs withheld for taxes	(455)	-
Payments for capital lease obligations	(109)	(138)
Net cash provided by (used in) financing activities	10,269	(126)
Net increase in cash and cash equivalents	217	2,066

Cash and cash equivalents
Beginning of period	7,071	5,344
End of period	$ 7,288	$ 7,410

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 510	$ 944
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ (263)	$(2,552)
Additions to property, plant and equipment through capital leases	$ 327	$ 929

The following table provides various financial and operational data for the Company's operations during the three months ending March 31, 2017 and 2016 and December 31, 2016. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016

Number of completed rigs end of period	14	14	14
Rig operating days (1)	1,072.9	943.1	935.8
Average number of operating rigs (2)	11.9	10.4	10.2
Rig utilization (3)	91.7%	86.4%	78.2%
Average revenue per operating day (4)	$ 17,949	$ 22,571	$ 18,224
Average cost per operating day (5)	$ 11,930	$ 11,589	$ 10,681
Average rig margin per operating day	$ 6,019	$ 10,982	$ 7,543

(1)

Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.  For the three months ended March 31, 2017 and 2016 and December 31, 2016 there were 77.9, 185.6 and 92.0 operating days in which the Company earned revenue on a standby basis, respectively, including 69.0, 162.1 and 92.0 standby-without-crew days, respectively.

(2)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(3)

Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period.  During the third quarter of 2015, we elected to remove our 100 Series non-walking rigs from the marketed fleet pending completion of their planned rig conversions to 200 Series, pad-optimal status.  Rig utilization during the first three months of 2016 excludes these 100 Series rigs.  The conversion of one of the 100 Series rigs was completed during the second quarter of 2016 and the rig re-entered the marketed fleet in June 2016.  Rig utilization during the first quarter of 2017 and the fourth quarter of 2016 excludes the remaining non-walking rig.

(4)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $1.0 million, $1.2 million and $0.9 million for the three months ended March 31, 2017 and 2016 and December 31, 2016, respectively.  Included in calculating average revenue per operating day for the three months ended March 31, 2016 were $0.2 million of early termination revenues associated with a contract termination at the end of the first quarter of 2016. The first quarter of 2017 and the fourth quarter of 2016 did not include any early termination revenues.

(5)

Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs reimbursed by customers of $1.0 million, $1.2 million and $0.9 million for the three months ended March 31, 2017 and 2016 and December 31, 2016, respectively, (ii) new crew training costs of $0.1 million and $30 thousand for the three months ended March 31, 2017 and December 31, 2016, respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of $0.2 million, $0.5 million and $0.2 million for the three months ended March 31, 2017 and 2016 and December 31, 2016, respectively, (iv) rig reactivation costs for the three months ended March 31, 2017 and December 31, 2016, of $0.7 million and $0.9 million, respectively (excluding $0.1 million and $30 thousand, respectively, of new crew training costs (included in (ii) above), and (v) out-of-pocket expenses of $0.1 million, net of insurance recoveries, incurred as a result of damage to one of our rig's mast during the first quarter of 2017.

Non-GAAP Financial Measures

Adjusted net loss, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measure that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our revolving credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our revolving credit facility. Neither adjusted net loss, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net loss, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our revolving credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net loss, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net loss, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net loss, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return of assets, cost of capital and tax structure. Our presentation of adjusted net loss, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net loss, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)
	Three Months Ended
	March 31, 2017		March 31, 2016		December 31, 2016
	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(6,269)	$(0.17)	$ (414)	$(0.02)	$(10,375)	$(0.28)
Asset impairment, net of insurance recoveries (1)	129	0.01	-	-	3,822	0.10
Loss (gain) on disposition of assets, net (2)	828	0.02	(125)	(0.00)	1,354	0.04
Adjusted net loss	$(5,312)	$(0.14)	$ (539)	$(0.02)	$ (5,199)	$(0.14)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)
	Three Months Ended
	March 31, 2017	March 31, 2016	December 31, 2016
(in thousands)
Net loss	$ (6,269)	$ (414)	$ (10,375)
Add back:
Income tax expense	46	4	135
Interest expense	630	977	553
Depreciation and amortization	6,256	5,825	6,157
EBITDA	663	6,392	(3,530)
Stock-based compensation	1,012	1,155	913
Asset impairment, net of insurance recoveries (1)	129	-	3,822
Loss (gain) on disposition of assets, net (2)	828	(125)	1,354
Adjusted EBITDA	$ 2,632	$ 7,422	$ 2,559

(1)

In the first quarter of 2017, we recorded a $0.1 million, or $0.01 per share, non-cash impairment representing the estimated damage to the mast of one of our rigs, net of insurance recoveries.  In the fourth quarter of 2016, we recorded a $3.8 million, or $0.10 per share, non-cash write-down of assets held for sale to reflect their current fair value less estimated selling costs.

(2)

In the first quarter of 2017, we recorded a loss on disposition of assets of $0.8 million, or $0.02 per share, primarily due to non-cash disposal of equipment in connection with the upgrade to 7,500 psi mud systems.  In the first quarter of 2016, we recorded net proceeds on the sale of drilling equipment of $0.1 million.  In the fourth quarter of 2016, we recorded a loss on disposition of assets of $1.4 million, or $0.04 per share, primarily due to non-cash disposal of equipment in connection with the upgrade to 7,500 psi mud systems.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211